Exhibit 99.1

April 26, 2012
Dow Reports First Quarter Results
Dow Delivers Earnings of $0.35 Per Share or Adjusted Earnings of $0.61 Per Share;
Company Delivers Tenth Consecutive Quarter of Year-Over-Year Adjusted Sales Growth, and
Record Sales and EBITDA in Agricultural Sciences

First Quarter 2012 Highlights

•
The Company reported earnings of $0.35 per share, or adjusted earnings of $0.61 per share(1). This compares with earnings of $0.54 per share in the same quarter last year, or adjusted earnings of $0.82 per share. Earnings for the quarter were reduced by certain items totaling $0.26 per share, due to restructuring activities the Company elected to implement in the quarter, as well as a charge related to the early extinguishment of debt.

•
Sales were $14.7 billion, in line with the same quarter last year. Adjusted sales(2) rose 4 percent versus the year-ago period, marking the tenth consecutive quarter of year-over-year sales growth. Sales in Agricultural Sciences increased double digits, surpassing $1.8 billion and representing a significant increase versus the previous record.

•
Volume declined 1 percent, but was up 3 percent on an adjusted basis, led by a double-digit increase in Agricultural Sciences, which was up 12 percent. Volume in the United States grew 2 percent on an adjusted basis, reflecting improving economic conditions across several sectors and value chains.

•	Emerging geographies posted a tenth consecutive quarter of year-over-year volume growth on an adjusted basis, led by gains this quarter in the Middle East, Africa, India, and Eastern Europe.

•
EBITDA(3) was $1.7 billion, or $2.1 billion excluding certain items. Agricultural Sciences EBITDA reached a new quarterly record of $451 million. EBITDA records were also achieved in Functional Materials; Polyglycols, Surfactants and Fluids; Dow Elastomers; and Dow Automotive Systems.

•	The Company's operating rate was 84 percent for the quarter, up 12 percentage points versus the previous quarter and up 1 percentage point versus the year-ago period.

•	Equity earnings were $169 million, versus $298 million in the year-ago period. Dow Corning was the largest driver of the decline due to weakness in the silicon value chain.

•
The Company reduced debt by more than $1 billion in the quarter. Interest expense declined nearly $50 million versus the year-ago period, due to the Company's ongoing capital management strategy and deleveraging actions over the last 12 months. Net debt(4) to total capitalization was 41.2 percent, remaining on target to reach the Company's year-end 2012 goal.

(1)
“Adjusted earnings per share” is defined as earnings per share excluding the impact of “Certain Items.” See Supplemental Information at the end of the release for a description of these items, as well as a reconciliation of adjusted earnings per share to “Earnings per common share - diluted.”

(2)	“Adjusted sales” is defined as “Net Sales” excluding sales related to prior-period divestitures.

(3)
EBITDA is defined as earnings (i.e., “Net Income”) before interest, income taxes, depreciation and amortization. A reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders" is provided following the Operating Segments table.

(4)
Net debt equals total debt (“Notes payable” plus “Long-term debt due within one year” plus “Long-Term Debt”) minus “Cash and cash equivalents,” and “Marketable securities and interest-bearing deposits.”

Comment
Andrew N. Liveris, Dow's chairman and chief executive officer, stated:
“Dow again demonstrated the strength of its transformed portfolio, even as demand remained slow early in the quarter. We have now delivered top-line growth for ten consecutive quarters, and our Agricultural Sciences portfolio achieved record sales and EBITDA. The benefit of our balanced portfolio was again evident: We captured demand gains in developed regions - particularly in the U.S. and Germany - and posted a tenth consecutive quarter of volume increases in rapidly growing emerging economies.
“We exited the quarter with momentum, and looking forward we remain resolutely focused on our strategic priorities - capturing the benefits of new products and technologies, such as POWERHOUSE™ and EVOQUE™, which will generate value in local markets for both our customers and our shareholders. In addition, we are capitalizing on our world-class feedstock advantage and balanced, integrated portfolio, as well as exhibiting diligent operating and capital efficiency. All of this places us in a unique position to drive earnings growth and continue our 100-year legacy of shareholder remuneration.”

	Three Months Ended
In millions, except per share amounts	Mar 31, 2012	Mar 31, 2011
Net Sales	$14,719	$14,733
Adjusted Sales	$14,719	$14,215

Net Income Available for Common Stockholders	$412	$625
Net Income Available for Common Stockholders, excluding Certain Items	$714	$952

Earnings per Common Share - diluted	$0.35	$0.54
Adjusted Earnings per Share	$0.61	$0.82

Review of First Quarter Results
The Dow Chemical Company (NYSE: DOW) reported sales of $14.7 billion in the first quarter of 2012, in line with the year-ago period. Adjusted sales increased 4 percent versus the prior year, representing the tenth consecutive quarter of year-over-year sales growth. Sales in Agricultural Sciences increased double-digits, surpassing $1.8 billion and representing a new record.
Volume declined 1 percent, but was up 3 percent on an adjusted basis with increases in Agricultural Sciences (12 percent), Feedstocks and Energy (7 percent), and Performance Materials (2 percent).
On an adjusted, geographic basis, volume gains in Europe, Middle East and Africa (EMEA) (7 percent) and North America (2 percent) more than offset declines in Latin America and Asia Pacific.
Volume increases in Europe were primarily driven by sales of propylene, the result of a supply agreement from Dow's divestiture of polypropylene. Volume in the United States grew 2 percent on an adjusted basis, reflecting improving economic conditions across several sectors and value chains. Emerging geographies posted a tenth consecutive quarter of year-over-year volume growth on an adjusted basis, led by gains this quarter in the Middle East, Africa, India, and Eastern Europe.

™Trademark of The Dow Chemical Company or an affiliated company of Dow.

Price rose 1 percent, partially offsetting an increase of nearly $120 million in raw material costs, including feedstocks and energy. Price gains in North America (3 percent) and Latin America (2 percent) offset declines in EMEA and Asia Pacific. Price gains were reported in Feedstocks and Energy (6 percent), Agricultural Sciences (2 percent), and Electronic and Functional Materials (1 percent).
The Company reported EBITDA of $1.7 billion, or $2.1 billion excluding certain items. Agricultural Sciences achieved a new quarterly EBITDA record, led by strength in North America and Latin America. In addition, EBITDA records were achieved in Functional Materials; Polyglycols, Surfactants and Fluids; Dow Elastomers; and Dow Automotive Systems.
Earnings for the quarter were $0.35 per share, compared with $0.54 per share in the same period last year. Adjusted earnings were $0.61 per share in the quarter. This compares with adjusted earnings of $0.82 per share in the same quarter last year. Certain items in the current quarter consisted of restructuring charges and a charge related to the early extinguishment of debt. (See Supplemental Information at the end of the release for a description of certain items affecting results.)
Dow's global operating rate was 84 percent, up 12 percentage points sequentially and 1 percentage point versus the year-ago period.
Research and Development (R&D) expenses were up 1 percent versus the same period last year. The Company continued to invest in its technology-driven segments, including Coatings and Infrastructure Solutions, Electronic and Functional Materials, and Agricultural Sciences.
Selling, General and Administrative (SG&A) expenses rose 1 percent versus the prior year, in part due to increased spending to support growth initiatives and new product launches in Agricultural Sciences.
Equity earnings were $169 million, compared with $298 million in the year-ago period. Dow Corning was the largest driver of the decline, as it was impacted by weakness in the silicon value chain.
Net debt to total capitalization was 41.2 percent, on target to reach the Company's year-end 2012 goal. The Company reduced debt by more than $1 billion in the quarter, in line with its continuing capital management strategy. Total deleveraging actions taken over the last 12 months resulted in an interest expense reduction of nearly $50 million in the quarter versus the year-ago period.
“Dow again demonstrated the strength of its transformed portfolio, even as demand remained slow early in the quarter,” said Andrew N. Liveris, Dow's chairman and chief executive officer. “We have now delivered top-line growth for ten consecutive quarters, and our Agricultural Sciences portfolio achieved record sales and EBITDA. The benefit of our balanced portfolio was again evident: We captured demand gains in developed regions - particularly in the U.S. and Germany - and posted a tenth consecutive quarter of volume increases in rapidly growing emerging economies.
“We exited the quarter with momentum, and looking forward we remain resolutely focused on our strategic priorities - capturing the benefits of new products and technologies, such as POWERHOUSE™ and EVOQUE™, which will generate value in local markets for both our customers and our shareholders. In addition, we are capitalizing on our world-class feedstock advantage and balanced, integrated portfolio, as well as exhibiting diligent operating and capital efficiency. All of this places us in a unique position to drive earnings growth and continue our 100-year legacy of shareholder remuneration.”

Electronic and Functional Materials
Sales in Electronic and Functional Materials were $1.1 billion, down 1 percent from the same quarter last year, as a 2 percent decline in volume was partially offset by price gains of 1 percent. Dow Electronic Materials reported sales declines across most businesses, due largely to softness in the electronics industry. However, the business reported strong demand gains in Display Technologies, driven primarily by backlit film sales in Europe. Dow Electronic Materials recorded several customer wins in the quarter, including photoresist for leading edge memory production, films for consumer electronics and electroplating materials for mobile phone applications.
Functional Materials reported record first quarter sales, as price increases outpaced a modest contraction in volume. Broad-based demand gains in Performance Additives were more than offset by volume contraction in Dow Wolff Cellulosics.
Equity earnings were $19 million, down from $24 million versus the year-ago period. The decline was principally due to results at Dow Corning, which was adversely impacted by weakness in the silicon value chain. EBITDA for the segment was $243 million, which included a $17 million restructuring charge. This compares with EBITDA of $257 million in the same period last year. Functional Materials posted record quarterly EBITDA, driven largely by margin expansion and cost control efforts.

Coatings and Infrastructure Solutions
Coatings and Infrastructure Solutions sales were $1.7 billion, down 2 percent compared with the same period last year. Volume was flat versus the prior year, and price was down 2 percent.
Dow Building and Construction reported sales gains across all geographic areas, except Europe, where the construction industry continues to contract. Dow Water and Process Solutions reported record first quarter sales, with gains in both price and volume. Demand continued to be particularly strong in reverse osmosis membranes in industrial water applications. Dow Coating Materials reported a decrease in sales as price declines more than offset a modest increase in volume. In architectural coatings, volume declined in most geographic areas, driven in part by the lack of customer inventory restocking witnessed in the first quarter of 2011 as industry-wide supply issues abated in the latter part of 2010. Dow Coating Materials' hiding platform recorded several wins with EVOQUE™ technology as customers continue to reformulate paints to enhance performance and improve the efficiency of titanium dioxide usage.
Equity earnings were $22 million, down from $68 million in the same period last year, primarily due to lower results from Dow Corning. EBITDA for the segment was $204 million, which included a $41 million restructuring charge. This compares with EBITDA of $250 million in the year-ago period.

Agricultural Sciences
Agricultural Sciences posted its sixth consecutive quarter of year-over-year sales record with sales of $1.8 billion, up 14 percent versus the year-ago period. Volume increased 12 percent and price rose 2 percent. The gains were broad-based across products and geographic areas, driven by customer adoption of new products, healthy agricultural market fundamentals, and an early spring planting season in North America. Overall, sales of new products grew 41 percent compared with the year-ago period.
First quarter sales of Crop Protection products rose 14 percent versus the prior year, driven by double-digit sales growth in North America, Latin America, and Asia Pacific. Europe recorded sales growth with strong sales in Northern Europe partially offset by lower cereal portfolio sales in Southern Europe due to severe freeze conditions impacting crop plantings. Sales of new Crop Protection products grew 27 percent, led by gains in aminopyralid and penoxsulam herbicides and spinetoram insecticide. In addition, the business launched and secured first sales of sulfloxaflor sap-feeding insecticide in Korea.
Seeds, Traits and Oils reported a 16 percent sales gain versus the year-ago period, driven by continued introduction and adoption of new seed technologies, as well as an early spring in North America.

Increased corn sales were a key driver of growth, with increased penetration of SmartStax® hybrids and Refuge Advanced® in North America and further adoption of Herculex® technology in Latin America.
EBITDA for the segment was $451 million. This represented a new quarterly record, and an 11 percent increase over the previous record of $406 million, which was reported in the year-ago period.

Performance Materials
Sales in Performance Materials were $3.5 billion, down 2 percent compared with the same quarter last year. However, adjusted sales were flat as volume increases offset price declines. Volume rose in all geographic areas excluding Latin America, which reported a decline due to the shutdown of toluene diisocyanate capacity in Brazil.
Polyurethanes sales were up modestly primarily due to improvements in U.S. demand. Broad-based volume increases for Oxygenated Solvents more than offset price declines, as early weather patterns drove accelerated agricultural and construction buying patterns. Epoxy sales contracted in the quarter due to continued softness in allylics and phenolics, coupled with record-level comparables in the year-ago period. Dow Formulated Systems reported double-digit sales growth, with volume gains in all geographic areas except Asia Pacific, which continued to experience weak demand in the wind-energy sector.
Polyglycols, Surfactants and Fluids reported a quarterly sales record due to broad-based price gains, however volume was flat as unseasonably warmer weather in North America affected de-icing sales. Amines reported double-digit volume gains, led by sales in Asia Pacific. Sales in Chlorinated Organics declined as sales in the year-ago period were unseasonably high due to industry turnarounds. Dow Oil and Gas reported double-digit sales gains driven by strong sector fundamentals, particularly in North America due to the shale gas dynamic.
EBITDA for the segment was $332 million, which included $186 million in restructuring charges. This compares with EBITDA of $564 million in the year-ago period.

Performance Plastics
Sales in Performance Plastics were $3.6 billion, down 11 percent from the same quarter last year. Adjusted sales were flat as both volume and price were consistent with the year-ago period. Volume gains in Asia Pacific and pricing initiatives in North America offset sales declines in EMEA and Latin America.
Dow Elastomers posted new quarterly sales and EBITDA records. The business achieved double-digit volume and price growth in North America, Asia Pacific, and Latin America with strong results in transportation, infrastructure, and adhesive markets. This compensated for slower growth in Europe.
Dow Electrical and Telecommunications increased sales over the year-ago period, with double-digit sales and volume gains in Asia Pacific. Sales in Performance Packaging declined over the previous year as a result of lower pricing in Europe, combined with price and volume headwinds in both Asia Pacific and Latin America. These declines were partially offset by pricing momentum in North America.
Equity earnings were $34 million, down from $62 million in the year-ago period. EBITDA for the segment was $718 million, compared with $981 million in the same period last year, as naphtha-based

®REFUGE ADVANCED is a trademark of Dow AgroSciences LLC.
®SMARTSTAX multi-event technology developed by Dow AgroSciences LLC and Monsanto. SMARTSTAX and the SMARTSTAX logo are trademarks of Monsanto Technology LLC.
®HERCULEX and the HERCULEX Shield Logo are trademarks of Dow AgroSciences LLC.

margins in Europe and Asia Pacific more than offset the positive impact of favorable ethane-based margins on the U.S. Gulf Coast.

Feedstocks and Energy
Sales in Feedstocks and Energy were $2.9 billion, up 13 percent from the same period last year. Volume increased 7 percent and price increased 6 percent. The Chlor-Alkali/Chlor-Vinyl business saw continued strong demand in caustic soda, particularly in the pulp and paper and water treatment industries. Vinyl chloride monomer volume declined, primarily due to the shutdown of assets on the U.S. Gulf Coast in 2011. Ethylene Oxide reported a double-digit volume increase, driven by tight market conditions in North America, while ethylene glycol sales declined modestly due to price decreases.
Equity earnings were $125 million, down from $155 million in the same quarter last year, as the Company's joint ventures in Kuwait experienced margin contraction in ethylene glycol. EBITDA for the segment was $198 million compared with $248 million in the same period last year.

Outlook
Commenting on the Company's outlook, Liveris said:
“The pace of global recovery continues to be consistent with our previous outlook: The United States appears to be on firmer economic ground, buoyed by improvements in consumer confidence and tailwinds from the country's abundant access to low-cost natural gas. As China's economy moderates, it will remain attractive as it transitions from managing inflation to encouraging domestic growth. Germany is showing signs of improvement; while Western Europe is expected to remain in recessionary conditions as the region addresses its structural issues.
“The broad diversity of Dow's portfolio gives us the unique ability to pivot - taking advantage of growth where it is happening most. We are benefitting from strong fundamentals in a number of resilient markets, including agriculture, food and industrials. Further, we are encouraged by signs of improvement in construction, electronics and transportation.
“We anticipate that global growth will gain momentum as we move through the second quarter and into the remainder of the year. We are committed and focused on execution, and the delivery of our short- and long-term targets.”

Dow will host a live Webcast of its first quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 9:00 a.m. ET on www.dow.com.

About Dow
Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company connects chemistry and innovation with the principles of sustainability to help address many of the world's most challenging problems such as the need for clean water, renewable energy generation and conservation, and increasing agricultural productivity. Dow's diversified industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 160 countries and in high growth sectors such as electronics, water, energy, coatings and agriculture. In 2011, Dow had annual sales of $60 billion and employed approximately 52,000 people worldwide. The Company's more than 5,000 products are manufactured at 197 sites in 36 countries across the globe. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Use of non-GAAP measures: Dow's management believes that measures of income excluding certain items (“non-GAAP” measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such measurements are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP measures are provided in the Supplemental Information tables.

Note: The forward‑looking statements contained in this document involve risks and uncertainties that may affect the Company's operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company's expectations will be realized. The Company assumes no obligation to provide revisions to any forward‑looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Financial Statements (Note A)
The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended
In millions, except per share amounts (Unaudited)	Mar 31, 2012	Mar 31, 2011
Net Sales	$14,719	$14,733
Cost of sales	12,285	12,117
Research and development expenses	405	400
Selling, general and administrative expenses	707	700
Amortization of intangibles	122	123
Restructuring charges (Note B)	357	—
Acquisition-related integration expenses (Note C)	—	31
Equity in earnings of nonconsolidated affiliates	169	298
Sundry income (expense) - net (Note D)	17	(449)
Interest income	6	7
Interest expense and amortization of debt discount	329	377
Income Before Income Taxes	706	841
Provision for income taxes	186	120
Net Income	520	721
Net income attributable to noncontrolling interests	23	11
Net Income Attributable to The Dow Chemical Company	497	710
Preferred stock dividends	85	85
Net Income Available for The Dow Chemical Company Common Stockholders	$412	$625

Per Common Share Data:
Earnings per common share - basic	$0.35	$0.55
Earnings per common share - diluted	$0.35	$0.54

Common stock dividends declared per share of common stock	$0.25	$0.15
Weighted-average common shares outstanding - basic	1,160.9	1,139.5
Weighted-average common shares outstanding - diluted	1,168.7	1,161.2

Depreciation	$510	$559
Capital Expenditures	$402	$405
Notes to the Consolidated Financial Statements:

Note A: The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B: On March 27, 2012, the Company's Board of Directors approved a restructuring plan as part of a series of actions to optimize its portfolio, respond to changing and volatile economic conditions, particularly in Western Europe, and to advance the Company's Efficiency for Growth program. The restructuring plan includes the shutdown of a number of manufacturing facilities and a workforce reduction. As a result, in the first quarter of 2012, the Company recorded pretax restructuring charges of $357 million that included asset write-downs and write-offs, severance and costs associated with exit and disposal activities.

Note C: In the first quarter of 2011, pretax charges totaling $31 million were recorded for integration costs related to the April 1, 2009 acquisition of Rohm and Haas Company.

Note D: In the first quarter of 2012, the Company recognized a pretax loss of $24 million on the early extinguishment of debt; a pretax loss of $472 million was recorded in the first quarter of 2011.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

In millions (Unaudited)	Mar 31, 2012	Dec 31, 2011
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2012: $154; 2011: $170)	$3,608	$5,444
Marketable securities and interest-bearing deposits	2	2
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2012: $139; 2011: $121)	5,480	4,900
Other	5,026	4,726
Inventories	8,882	7,577
Deferred income tax assets - current	596	471
Other current assets	317	302
Total current assets	23,911	23,422
Investments
Investment in nonconsolidated affiliates	3,118	3,405
Other investments (investments carried at fair value - 2012: $2,098; 2011: $2,008)	2,597	2,508
Noncurrent receivables	1,265	1,144
Total investments	6,980	7,057
Property
Property	53,013	52,216
Less accumulated depreciation	35,734	34,917
Net property (variable interest entities restricted - 2012: $2,264; 2011: $2,169)	17,279	17,299
Other Assets
Goodwill	12,973	12,930
Other intangible assets (net of accumulated amortization - 2012: $2,490; 2011: $2,349)	4,983	5,061
Deferred income tax assets - noncurrent	2,523	2,559
Asbestos-related insurance receivables - noncurrent	168	172
Deferred charges and other assets	781	724
Total other assets	21,428	21,446
Total Assets	$69,598	$69,224
Liabilities and Equity
Current Liabilities
Notes payable	$555	$541
Long-term debt due within one year	1,798	2,749
Accounts payable:
Trade	4,944	4,778
Other	2,369	2,216
Income taxes payable	514	382
Deferred income tax liabilities - current	125	129
Dividends payable	379	376
Accrued and other current liabilities	2,781	2,463
Total current liabilities	13,465	13,634
Long-Term Debt (variable interest entities nonrecourse - 2012: $1,276; 2011: $1,138)	18,224	18,310
Other Noncurrent Liabilities
Deferred income tax liabilities - noncurrent	1,061	1,091
Pension and other postretirement benefits - noncurrent	8,905	9,034
Asbestos-related liabilities - noncurrent	591	608
Other noncurrent obligations	3,154	3,109
Total other noncurrent liabilities	13,711	13,842
Redeemable Noncontrolling Interest	147	147
Stockholders’ Equity
Preferred stock, series A	4,000	4,000
Common stock	2,988	2,961
Additional paid-in capital	2,846	2,663
Retained earnings	19,203	19,087
Accumulated other comprehensive loss	(5,586)	(5,996)
Unearned ESOP shares	(425)	(434)
The Dow Chemical Company’s stockholders’ equity	23,026	22,281
Noncontrolling interests	1,025	1,010
Total equity	24,051	23,291
Total Liabilities and Equity	$69,598	$69,224
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments

	Three Months Ended
In millions (Unaudited)	Mar 31, 2012	Mar 31, 2011
Sales by operating segment
Electronic and Functional Materials	$1,121	$1,134
Coatings and Infrastructure Solutions	1,703	1,732
Agricultural Sciences	1,838	1,606
Performance Materials	3,473	3,541
Performance Plastics	3,591	4,043
Feedstocks and Energy	2,935	2,588
Corporate	58	89
Total	$14,719	$14,733
EBITDA (1) by operating segment
Electronic and Functional Materials	$243	$257
Coatings and Infrastructure Solutions	204	250
Agricultural Sciences	451	406
Performance Materials	332	564
Performance Plastics	718	981
Feedstocks and Energy	198	248
Corporate	(438)	(764)
Total	$1,708	$1,942
Certain items decreasing EBITDA by operating segment (2)
Electronic and Functional Materials	$(17)	$—
Coatings and Infrastructure Solutions	(41)	—
Agricultural Sciences	—	—
Performance Materials	(186)	—
Performance Plastics	—	—
Feedstocks and Energy	—	—
Corporate	(137)	(503)
Total	$(381)	$(503)
EBITDA excluding certain items by operating segment
Electronic and Functional Materials	$260	$257
Coatings and Infrastructure Solutions	245	250
Agricultural Sciences	451	406
Performance Materials	518	564
Performance Plastics	718	981
Feedstocks and Energy	198	248
Corporate	(301)	(261)
Total	$2,089	$2,445
Continued

The Dow Chemical Company and Subsidiaries
Operating Segments (Continued)

	Three Months Ended
In millions (Unaudited)	Mar 31, 2012	Mar 31, 2011
Equity in earnings (losses) of nonconsolidated affiliates by operating segment (included in EBITDA)
Electronic and Functional Materials	$19	$24
Coatings and Infrastructure Solutions	22	68
Agricultural Sciences	1	3
Performance Materials	(17)	(5)
Performance Plastics	34	62
Feedstocks and Energy	125	155
Corporate	(15)	(9)
Total	$169	$298

(1)
The Company uses EBITDA (which Dow defines as earnings (i.e., "Net Income") before interest, income taxes, depreciation and amortization) as its measure of profit/loss for segment reporting purposes. EBITDA includes all operating items related to the businesses, except depreciation and amortization, and excludes items that principally apply to the Company as a whole. A reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders" is provided below.

Reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders"	Three Months Ended
In millions (Unaudited)	Mar 31, 2012	Mar 31, 2011
EBITDA	$1,708	$1,942
- Depreciation and amortization	679	731
+ Interest income	6	7
- Interest expense and amortization of debt discount	329	377
Income Before Income Taxes	$706	$841
- Provision for income taxes	186	120
- Net income attributable to noncontrolling interests	23	11
- Preferred stock dividends	85	85
Net Income Available for The Dow Chemical Company Common Stockholders	$412	$625

(2)    See Supplemental Information for a description of certain items affecting results in 2012 and 2011.

Sales by Geographic Area

	Three Months Ended
In millions (Unaudited)	Mar 31, 2012	Mar 31, 2011
North America	$5,337	$5,284
Europe, Middle East and Africa	5,367	5,358
Asia Pacific	2,420	2,485
Latin America	1,595	1,606
Total	$14,719	$14,733

Sales Volume and Price by Operating Segment and Geographic Area

	Three Months Ended
	March 31, 2012
Percentage change from prior year	Volume	Price	Total
Electronic and Functional Materials	(2)%	1%	(1)%
Coatings and Infrastructure Solutions	—	(2)	(2)
Agricultural Sciences	12	2	14
Performance Materials	—	(2)	(2)
Performance Plastics	(11)	—	(11)
Feedstocks and Energy	7	6	13
Total	(1)%	1%	—%
North America	(2)%	3%	1%
Europe, Middle East and Africa	1	(1)	—
Asia Pacific	(1)	(1)	(2)
Latin America	(3)	2	(1)
Total	(1)%	1%	—%

Sales Volume and Price by Operating Segment and Geographic Area
Excluding Divestitures (3)

	Three Months Ended
	March 31, 2012
Percentage change from prior year	Volume	Price	Total
Electronic and Functional Materials	(2)%	1%	(1)%
Coatings and Infrastructure Solutions	—	(2)	(2)
Agricultural Sciences	12	2	14
Performance Materials	2	(2)	—
Performance Plastics	—	—	—
Feedstocks and Energy	7	6	13
Total	3%	1%	4%
North America	2%	3%	5%
Europe, Middle East and Africa	7	(1)	6
Asia Pacific	(1)	(1)	(2)
Latin America	(1)	2	1
Total	3%	1%	4%

(3)	Excludes sales of the Polypropylene business divested on September 30, 2011 and sales of Dow Haltermann which was divested during 2011.

Supplemental Information

Description of Certain Items Affecting Results:

The following table summarizes the impact of certain items recorded in the three-month periods ended March 31, 2012 and March 31, 2011:

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts (Unaudited)	Mar 31, 2012	Mar 31, 2011	Mar 31, 2012	Mar 31, 2011	Mar 31, 2012	Mar 31, 2011
Adjusted to exclude certain items (non-GAAP measures)			$714	$952	$0.61	$0.82
Certain items:
Restructuring charges	$(357)	$—	(287)	—	(0.25)	—
Acquisition-related integration expenses	—	(31)	—	(20)	—	(0.02)
Loss on early extinguishment of debt	(24)	(472)	(15)	(307)	(0.01)	(0.26)
Total certain items	$(381)	$(503)	$(302)	$(327)	$(0.26)	$(0.28)
Reported (GAAP amounts)			$412	$625	$0.35	$0.54

(1)	Impact on "Income Before Income Taxes"

(2)	"Net Income Available for The Dow Chemical Company Common Stockholders"

(3)	"Earnings per common share - diluted"

Results in the first quarter of 2012 were unfavorably impacted by two items:

•
Pretax restructuring charges of $357 million. On March 27, 2012, the Company's Board of Directors approved a restructuring plan as part of a series of actions to optimize its portfolio, respond to changing and volatile economic conditions, particularly in Western Europe, and to advance the Company's Efficiency for Growth program, initiated by the Company in the second quarter of 2011. The restructuring plan includes the shutdown of a number of manufacturing facilities and a workforce reduction. As a result of these activities, the Company recorded pretax restructuring charges of $357 million in the first quarter of 2012 consisting of costs associated with exit and disposal activities of $150 million, severance costs of $113 million and costs associated with asset write-downs and write-offs of $94 million. The impact of the charges is shown as "Restructuring charges" in the consolidated statements of income and is reflected in the Company's segment results as follows: $17 million in Electronic and Functional Materials, $41 million in Coatings and Infrastructure Solutions, $186 million in Performance Materials and $113 million in Corporate.

•	Pretax loss of $24 million on the early extinguishment of debt included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.

Results in the first quarter of 2011 were unfavorably impacted by two items:

•
Pretax charges totaling $31 million for integration costs related to the April 1, 2009 acquisition of Rohm and Haas Company. The charges are included in "Acquisition-related integration expenses" in the consolidated statements of income and reflected in Corporate.

•	Pretax loss of $472 million on the early extinguishment of debt included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.